Exhibit 99.1

Contact Information
Jack E. Stover	President and CEO	(610) 458-6200
Lawrence M. Christian	CFO and Vice President - Finance	(610) 458-6200
Steve Chizzik/Ira Weingarten	Equity Communications	(805) 897-1880

ANTARES PHARMA ANNOUNCES CONVERSION

OF ALL OUTSTANDING SHARES OF

SERIES A CONVERTIBLE PREFERRED STOCK

Exton, Pennsylvania - July 11, 2005 - Antares Pharma, Inc. (AMEX: AIS), a specialized pharmaceutical product development company with patented drug delivery systems and injectable device engineering capabilities, today announced that Elan Pharmaceutical Investments, Ltd. (Elan) has converted 1,500 shares of Antares’ Series A Convertible Preferred Stock (representing all outstanding shares of Series A Convertible Preferred Stock) into 1.2 million shares of common stock at a conversion price of $1.25 per share, and that Elan has also agreed to certain lock-up provisions regarding the disposal of the newly issued shares. Other terms of the agreement were not disclosed.

Commenting on this conversion, Lawrence M. Christian, Vice President-Finance and CFO of Antares Pharma, said, “The conversion eliminates all outstanding shares of Antares’ Series A Convertible Preferred Stock leaving only approximately 33,000 Series D preferred shares outstanding. This provides a more straight-forward capital structure for our future growth.”

About Antares Pharma

Antares Pharma is a specialized pharma product development company with patented drug delivery systems and injectable device engineering capabilities. The Company’s current technology platforms include its ATD™ (Advanced Transdermal Delivery) system, Easy Tec™ oral fast-melt technology, and subcutaneous injection technology platforms (Vibex™ disposable mini-needle injection device and Valeo™ and Vision® reusable needle-free injection devices). Antares Pharma is committed to leveraging its multiple drug delivery platforms to add value to existing drugs and to create new products and devices. The Company believes its product pipeline addresses unmet medical needs by reducing side effect profiles, improving safety, increasing effectiveness, and improving patient compliance and convenience.

The Company has active partnering programs with several pharmaceutical and distribution companies for a number of indications and applications, including diabetes, growth disorders, obesity, female sexual dysfunction and other hormone therapy. Its needle-free injector system is distributed in more than 30 countries for the administration of insulin and is marketed for use with human growth hormone through licensees in most major regions of the world. Licensees also market an ibuprofen gel using Antares Pharma’s ATD™ technology in several major European countries. In addition, Antares Pharma is undertaking development or is conducting research on several product opportunities that it expects will form the basis of its specialized pharma program.

Antares Pharma has corporate headquarters in Exton, Pennsylvania, with subsidiaries performing research, development, manufacturing and product commercialization activities in Minneapolis, Minnesota and Basel, Switzerland.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially and which are identified from time to time in the Company’s reports filed with the U.S. Securities and Exchange Commission. Antares Pharma claims the protection of the Safe Harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

For more information, visit Antares Pharma’s web site at www.antarespharma.com and its needle-free product website, www.mediject.com. Information included on the Company’s websites is not incorporated herein by reference or otherwise.